Exhibit 10.3

CONFIDENTIAL

AGREEMENT

               THIS AGREEMENT (“Agreement”) is made and entered into on this 29th day of July, 2004 by and between David L. Rogers, a Minnesota resident (“Rogers”), and Wilsons The Leather Experts, Inc., a Minnesota corporation (the “Company”).

BACKGROUND

          A.     Rogers has been employed by the Company as its President and Chief Operating Officer and currently serves as a director of the Company.

          B.     Rogers was employed under the terms and conditions of an Employment Agreement dated May 25, 1996 between Rogers and the Company, as amended by the First Amendment to Employment Agreement, dated March 23, 2000, and the Second Amendment to Employment Agreement, dated April 5, 2004 (collectively the “Amended Employment Agreement”). During his employment, Rogers also was eligible to participate in other plans and programs of the Company, including but not limited to the Executive and Key Management Incentive Plan (“Incentive Plan”), the 1996 Stock Option Plan, as amended (“1996 Plan”), and the 2000 Long Term Incentive Plan, as amended (“2000 Plan”).

          C.     Rogers and the Company are parties to certain stock option agreements (the “Option Agreements”), which grant to Rogers certain options to purchase shares of the Company’s common stock (the “Options”) under circumstances specified in the Option Agreements and the 1996 Plan or the 2000 Plan, as applicable, and to certain restricted stock agreements (“Restricted Stock Agreements”), which grant to Rogers certain shares of restricted stock (“Restricted Stock”) under circumstances and subject to restrictions described in the Restricted Stock Agreements and the 2000 Plan.

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          D.     The parties have agreed that it is in their mutual interests that Rogers resign as an employee and officer of the Company effective at the end of the day on August 2, 2004 (the “Separation Time”).

          E.     The parties are concluding their employment relationship amicably, but mutually recognize that such a relationship may give rise to potential claims or liabilities.

          F.     The parties expressly deny that they may be liable to each other on any basis or that they have engaged in any unlawful or improper conduct toward each other or treated each other unfairly.

          G.     The parties have agreed to a full settlement of all issues potentially in dispute between them.

          H.     The Company acknowledges that Rogers is an officer of Peninsula Investment Partners, L.P. (“Peninsula”) and agrees that his association with Peninsula does not violate any provision of this Agreement.

          NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and in the Releases referred to below, the parties, intending to be legally bound, agree as follows:

AGREEMENTS

          1.     Resignations. By executing this Agreement, Rogers confirms his resignation of all positions held by Rogers as an employee and officer of the Company and as a director and officer of all subsidiaries of the Company, and the Company confirms its acceptance of Rogers’ resignations, effective as of the Separation Time. Rogers shall be paid his base salary through the Separation Time, in bi-weekly installments, at the rate in effect as of the date of this Agreement. Following the Separation Time, the Company will pay Rogers for any accrued and

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unused paid time off in accordance with the regular payroll practices of the Company. Rogers will remain as a director of the Company in accordance with the charter documents of the Company, and nothing in this Agreement shall affect his continued service as a director.

          2.     Limited Continuation of Amended Employment Agreement.

                  a.     As of the Separation Time, the Amended Employment Agreement shall terminate and the parties’ obligations thereunder shall cease; provided, however, that Sections 3(b) (but only to the extent necessary to determine rights and benefits under Section 6(c) of the Amended Employment Agreement), 6(c), 6(d), 6(e), 6(f), 6(g), 8, 9, 10, 11, 14, 15, 16, 17 and 22 (the “Continuing Provisions”) of the Amended Employment Agreement shall continue in full force and effect.

                  b.     The Company and Rogers agree that it is in their mutual interests that Rogers resign as an employee and officer of the Company and that they provide for a smooth transition in connection with Rogers’ resignation from the Company up to the Separation Time. Accordingly, the Company shall provide to Rogers the pay and benefits specified in Sections 3(b), 6(c), 6(d), 6(e), 6(f), and 6(g) of the Continuing Provisions of the Amended Employment Agreement as if Rogers’ resignation hereunder constituted a resignation by Rogers for Good Reason or a termination by the Company without Cause (as such terms are defined in the Amended Employment Agreement).

                  c.     The existence of any dispute respecting the interpretation of this Agreement, the Rogers Release (as defined below), or the Company Release (as defined below); the alleged breach of this Agreement, the Rogers Release, or the Company Release; or the rescission by Rogers of the Rogers Release (as provided below) will not nullify or otherwise

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affect the parties’ obligations under the Continuing Provisions of the Amended Employment Agreement or subparagraph 2(b) of this Agreement.

                      d. The benefits to be provided to Rogers under Section 6(c)(iv) of the Continuing Provisions of the Amended Employment Agreement shall be implemented as follows:

i.	In the event that the Company is not permitted by its medical, dental and life insurance plans, or any of them, to continue coverage of Rogers and his dependents in the same manner as an employee and dependents during the period from the Separation Time through August 1, 2006 (“the Severance Period”), such coverage shall be provided instead pursuant to the Company’s obligations under state and federal law to offer continuation of such coverage for the longest period required by such laws, as applicable, and Rogers hereby elects to accept each such offer. To the extent any such period required by law is shorter than the Severance Period, the Company shall cause an individual conversion insurance policy or policies to be offered to Rogers and his dependents under the applicable medical, dental or life insurance plan for the balance of the Severance Period, in the same manner that would be available to them if they were eligible for such a conversion policy on the date of this Agreement, without requiring either of them to provide any evidence of insurability.

ii.	In the event that the Company is not permitted by its long-term disability insurance plan to continue coverage of Rogers in the same manner as an employee during the entire Severance Period, the Company shall provide such coverage through a new individual policy covering him with substantially the same benefits, or may elect to self-insure such benefits.

iii.	In the event that, during the Severance Period, Rogers and his dependents, or any of them, are able to obtain any individual insurance coverage similar to any coverage that is required to be provided by or through the Company under Section 6(c)(iv) of the Amended Employment Agreement, he may elect to substitute such individual coverage for any coverage required to be provided by the Company during the Severance Period; and the Company shall pay its share of the cost for such substitute coverage pursuant to the following subparagraph 2(d)(iv) of this Agreement.

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iv.	The Company shall pay for the cost of any and all medical, dental and life insurance and disability benefits required to be provided under Section 6(c)(iv) of the Amended Employment Agreement during the Severance Period, except to the extent of any portion of such cost that was payable by Rogers’ contributions (on an after-tax or pre-tax basis) as an employee of the Company as of the date of this Agreement, which contributions Rogers shall continue to pay as a condition of continuing such coverage.

          3.       Release of Claims by Rogers. It is the intention of the parties that, at or within twenty-one (21) days after the Separation Time, Rogers will execute a Release, in the form attached to this Agreement as Exhibit A (the “Rogers Release”).

          4.       Release of Claims by the Company. Promptly upon receipt by the Company of the Rogers Release signed by Rogers, the Company will execute a Release, in the form attached to this Agreement as Exhibit B (the “Company Release”). The Company Release shall not become effective or enforceable unless and until Rogers signs and does not revoke or rescind the Rogers Release pursuant to its terms.

          5.       Additional Terms. If (i) Rogers signs the Rogers Release as provided in paragraph 3 above and does not revoke or rescind the Rogers Release within the applicable period set forth in the Rogers Release (the “Rescission Period”), (ii) the Company has received written confirmation from Rogers, in the form attached to this Agreement as Exhibit C, dated not earlier than the day after the expiration of the Rescission Period, that Rogers has not rescinded and will not rescind the Rogers Release, and (iii) Rogers is in material compliance with the terms of paragraph 6 of this Agreement and the Rogers Release, then:

                    a.       Incentive Award. The Company will pay, or cause one or more of its Subsidiaries to pay, Rogers the difference between (i) the full amount of the incentive award for the Incentive Plan Year in which the Separation Time occurs that would have been payable to

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Rogers pursuant to the terms and conditions of the Incentive Plan had Rogers remained employed by the Company for the duration of such Plan Year and (ii) the amount paid to Rogers pursuant to Section 6(c)(iii) of the Continuing Provisions of the Amended Employment Agreement. This payment shall be made on the same date and in the same manner that awards under the Incentive Plan for such year are paid to the other participants in the Incentive Plan.

               b.             Outplacement. The Company will retain Right Management Consultants (“Right”) to provide Rogers with Right’s full “Key Executive Service,” provided that Rogers commences such services no later than November 1, 2004 by contacting Right directly. The maximum cost of such services to be paid by the Company to Right shall not exceed $30,000.

               c.             Extension of Option Exercise Period. Contemporaneous with the Company’s receipt of Exhibit C signed by Rogers, the Company and Rogers shall enter into amendments to the Option Agreements (“Extension Amendments”), in the forms attached to this Agreement as Exhibit D, extending the time for Rogers to exercise the Options following termination of his employment with the Company.

               d.             Attorneys’ Fees. The Company will reimburse Rogers for the reasonable attorneys’ fees and expenses he incurs in conjunction with the negotiation and review of this Agreement and the attached exhibits, up to a maximum of $20,000, provided that Rogers submits a request for reimbursement, and applicable statements and receipts, on or before August 31, 2004.

     6.       Non-Competition Agreement.

               a.             Agreement Not to Compete.For a period of twelve (12) consecutive months after the Separation Time, Rogers will not, without the express written

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authorization of the Board of Directors of the Company, directly or indirectly, in North America, (i) provide services for or hold any interest in (including without limitation as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, member, consultant or otherwise) any person or entity primarily engaged in or planning to enter into the business of manufacturing, designing, marketing, distributing, or selling leather outerwear, apparel, or accessories; or (ii) provide any services relating to the manufacturing, designing, marketing, distributing, or selling of leather outerwear, apparel or accessories for any person or entity, including but not limited to any business in which he is a proprietor, owner, principal, partner, stockholder or member.

                  b.       Limitation on Covenant. Ownership by Rogers, as a passive investment, of less than 1.0% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded on NASDAQ will not itself constitute a breach of this paragraph 6.

                  c.       Acknowledgment. Rogers agrees that the restrictions and agreements contained in this paragraph 6 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this paragraph 6 will cause substantial and irreparable harm to the Company that would not be quantifiable and for which no adequate remedy would exist at law. Rogers acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of paragraph 6 of this Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, the Company will (in addition to any other remedies it may have) be entitled to temporary and/or permanent injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

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                             d.     Blue Pencil Doctrine. If the duration or geographical extent of, or business activities covered by, this paragraph 6 are in excess of what is valid and enforceable under applicable law, such provision will be construed to cover only that duration, geographical extent, or activities that are valid and enforceable. Rogers acknowledges the uncertainty of the law in this respect and expressly stipulates that this paragraph 6 be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable laws.

                    7.     Restricted Stock. The Company and Rogers acknowledge and agree that the grants of Restricted Stock listed in this paragraph below are Rogers’ only holdings of restricted stock of the Company and that, as of the Separation Time, all shares of the Restricted Stock shall have vested:

Date of Grant	Number of Shares
3/29/2001	17,000

3/19/2003	33,000

                     8.     Stock Options. The Company and Rogers acknowledge and agree that the Options listed in this paragraph below are Rogers’ only options to purchase shares of the Company’s common stock and that, as of the Separation Time, the Options shall have fully vested and be immediately exercisable:

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Option	Date	Exercise	Number
Plan	of Grant	Price	of Shares

1996 Plan	1/28/1998	$5.833	148,500

2000 Plan	8/24/2000	$20.6875	21,000

2000 Plan	3/29/2001	$18.9375	27,000

2000 Plan	9/20/2001	$11.20	150,000

2000 Plan	6/25/2002	$13.71	99,000

2000 Plan	3/19/2003	$4.00	66,000

                  9.     Retirement Plans. To the extent that Rogers is currently a participant in any retirement, pension, or profit sharing plans of the Company, Rogers will be entitled to his rights and benefits under these plans at the times and under the terms and conditions set forth in any such plan.

                  10.     Payments/Benefits in Event of Death. In the event of Rogers’ death, the payments to Rogers pursuant to Section 6(c) of the Continuing Provisions of the Amended Employment Agreement and subparagraphs 5(a) and 5(d) of this Agreement shall be payable to Rogers’ estate, and the health and dental benefits provided pursuant to Section 6(c) of the Continuing Provisions of the Amended Employment Agreement shall be continued for Rogers’ dependents.

                  11.     Public Announcement. A public announcement of Rogers’ resignation as President of the Company shall be made at a time and in a manner determined by the Company in consultation with Rogers and shall be limited to the text mutually agreed upon for such announcement by the Company and Rogers.

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                  12.     Indemnification. Notwithstanding Rogers’ separation from the Company, with respect to events that occurred during his tenure as an employee or officer of the Company, Rogers will be entitled, as a former employee or officer of the Company, to the same rights that are afforded to other current or former employees or officers of the Company, now or in the future, to indemnification and advancement of expenses as provided in the charter documents of the Company and under applicable law, and to indemnification and a legal defense to the extent provided from time to time to current officers by any applicable general liability and/or directors’ and officers’ liability insurance policies maintained by the Company.

                  13.     Cooperation. At the Company’s reasonable request and upon reasonable notice, Rogers will, from time to time and without further consideration: (a) timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents as may be necessary or appropriate to formalize and complete the Company’s corporate records; and (b) for up to five (5) hours in any calendar month (on a non-cumulative basis) until August 1, 2006, at such times as shall be convenient for Rogers, discuss and consult with the Company regarding other matters relating to his responsibilities while employed by the Company.

                  14.     Mutual Confidentiality.

                            a.     General Standard. It is the intent of the parties that the terms of Rogers’ separation from the Company, including the provisions of this Agreement and the Rogers Release and the Company Release (collectively “Confidential Separation Information”), will be forever treated as confidential. Accordingly, Rogers and the Company will not disclose Confidential Separation Information to anyone at any time, except as provided in subparagraph 14.b. below. Confidential Separation Information does not include the fact that Rogers resigned

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his employment with the Company or the compensation and benefits he was receiving in connection with his employment with the Company immediately prior to the Separation Time.

b.	Exceptions.

i.	It will not be a violation of this Agreement for the parties to disclose Confidential Separation Information in reports to governmental agencies as required by law, including but not limited to disclosure as required by federal securities laws and regulations or to any federal or state tax authority. It is understood and agreed that this Agreement and summaries thereof will be disclosed in filings with the Securities and Exchange Commission and summarized in proxy statements disseminated to shareholders of the Company.

ii.	It will not be a violation of this Agreement for Rogers to disclose Confidential Separation Information to his wife, his immediate family, his attorneys, his accountants or tax advisors.

iii.	It will not be a violation of this Agreement for Rogers to disclose to employers and/or prospective employers that he is constrained from certain activities as a result of the terms of paragraph 6 of this Agreement and by paragraphs 8 and 11 of the Continuing Provisions of the Amended Employment Agreement.

iv.	It will not be a violation of this Agreement for either party to disclose Confidential Separation Information to the Company’s auditors, its attorneys, or its directors, officers, employees, and agents who have a legitimate reason to obtain the Confidential Separation Information in the course of performing their duties or responsibilities for the Company.

v.	It will not be a violation of this Agreement for either party to disclose Confidential Separation Information in connection with any litigation or arbitration proceeding involving the parties’ rights or obligations under this Agreement or the Rogers Release or the Company Release.

vi.	It will not be a violation of this Agreement for either party to make statements consistent with the public announcement set forth in paragraph 11 of this Agreement.

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                  15.     Records, Documents, and Property. Notwithstanding the provisions of Section 8(b) of the Amended Employment Agreement, so long as Rogers serves as a director of the Company, Rogers may retain in his possession his Company computer and documents of the Company reasonably related and necessary to the performance of his obligations as a director and his duty to cooperate under paragraph 13 of this Agreement.

                  16.     Full Compensation. Rogers and the Company understand and agree that the payments made and other consideration provided to such party under this Agreement in excess of the benefits of the Continuing Provisions of the Amended Employment Agreement will fully compensate such party for and extinguish any and all of the potential claims Rogers and the Company are releasing in the Rogers Release and the Company Release, including, but not limited to, claims for attorneys’ fees and costs and any and all claims for any type of legal or equitable relief.

                  17.     Withholding of Taxes, Etc. The Company shall withhold from payments and benefits hereunder income and employment taxes and other amounts to the extent required by law. If there is any dispute over the taxation of any such payment or benefit, the Company and Rogers will cause their respective tax advisors to cooperate in an effort to resolve such dispute.

                  18.     No Admission of Wrongdoing. Rogers and the Company understand that this Agreement does not constitute an admission by either of them that he or it has violated any local ordinance, state or federal statute, or principle of common law, that either has engaged in any unlawful or improper conduct toward the other, or that either has treated the other unfairly. Neither will characterize this Agreement or the payment of any money or furnishing of other

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consideration in accordance with this Agreement as an admission that either party has engaged in any unlawful or improper conduct toward the other or treated the other unfairly.

                  19.     Authority. Rogers represents and warrants that he has the authority to enter into this Agreement and the Rogers Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the Rogers Release have been assigned by Rogers to any person or entity not a party to this Agreement and the Rogers Release. The Company represents and warrants that it has the authority to enter into this Agreement, and that no causes of action, claims, or demands released pursuant to this Agreement and the Company Release have been assigned by the Company to any person or entity not a party to this Agreement and the Company Release.

                  20.     Representation. Rogers hereby acknowledges that he has been advised by the Company to consult with his own attorney before executing this Agreement and the Rogers Release. The parties each acknowledge that they have had the opportunity to be represented by their own counsel in this matter, that each has had a full opportunity to consider this Agreement and the attachments, that each has had a full opportunity to ask any questions that they may have concerning this Agreement, the Rogers Release, the Company Release, or the settlement of potential claims against the other, and that neither has relied upon any statements or representations made by the other or their respective attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the Rogers Release, the Company Release, and any other employee benefit plans or programs sponsored by the Company in which Rogers is a participant.

                  21.     Successors and Assigns.This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, administrators, representatives, successors,

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and assigns, including, but not limited to, a purchaser of substantially all the business or assets of the Company, but will not be assignable by either party (except by the Company to a purchaser of substantially all the business or assets of the Company) without the prior written consent of the other party. No assignment by either party will relieve the assigning party of any of his or its obligations under this Agreement.

                  22.     Invalidity. In the event that any provision of this Agreement other than paragraph 2 of this Agreement, the Rogers Release, or the Company Release is determined by an arbitrator or a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement, the Rogers Release, or the Company Release, and the remaining provisions of this Agreement, the Rogers Release, and the Company Release will continue to be valid and enforceable, and any arbitrator or court of competent jurisdiction may modify the objectionable provision so as to make it valid and enforceable.

                  23.     Entire Agreement. Before signing this Agreement, the Rogers Release, and the Company Release, the parties engaged in discussions and generated certain documents, in which the parties considered the matters that are the subject of this Agreement, the Rogers Release, and the Company Release. In such discussions and documents, the parties may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the parties, and may have forecast future events. The parties recognize, however, that all business transactions, including the transactions upon which the parties’ judgments, beliefs, and forecasts are based, contain an element of risk, and that it is normal business practice to limit the legal obligations of contracting parties only to those promises and representations that are essential to the transaction so as to provide certainty as to their respective future rights and remedies.

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Accordingly, this Agreement, the Rogers Release, the Company Release, the Option Agreements (as amended), the Restricted Stock Agreements, the Continued Provisions of the Amended Employment Agreement, and any employee benefit plans or programs sponsored by the Company in which Rogers is a participant are intended to define the full extent of the legally enforceable contractual undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement, the Rogers Release, the Company Release, the Option Agreements (as amended), the Restricted Stock Agreements, the Continued Provisions of the Amended Employment Agreement, or any employee benefit plans or programs sponsored by the Company in which Rogers is a participant are intended by either party to be legally binding, and all other agreements and understandings between the parties are hereby superseded, including but not limited to provisions of the Amended Employment Agreement other than the Continuing Provisions.

                  24.     Arbitration. Except for the Company’s claims to injunctive relief as provided in paragraph 6 above, and as further limited below, if any dispute arises between the parties with respect to the application, interpretation or termination of this Agreement, then such dispute shall be submitted to arbitration for resolution. The arbitrator shall be selected and the arbitration shall be conducted pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) (effective January 1, 1993). All fees and expenses of the arbitrator will be shared equally by Rogers and the Company. Any request for arbitration must be made in writing by the party seeking arbitration and must be delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, to both the other party and the AAA. The decision of the arbitrator regarding any such dispute shall be final and binding on both parties, and any court of the competent jurisdiction may enter judgment upon the award.

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Notwithstanding anything to the contrary in this paragraph 24, and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive relief or other provisional judicial relief if in such party’s sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

                  25.     Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                  26.     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  27.     Governing Law. This Agreement, the Rogers Release, the Company Release, and the other exhibits to this Agreement will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement, the Rogers Release, the Company Release, or the other exhibits to this Agreement will be governed by, the laws of the State of Minnesota.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date stated above.

/s/ David L. Rogers
David L. Rogers

WILSONS THE LEATHER EXPERTS, INC.
BY	/s/ Michael Cowhig
Michael Cowhig
Its Chairman, Compensation Committee

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EXHIBIT A

RELEASE BY DAVID L. ROGERS

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	Wilsons means Wilsons The Leather Experts, Inc., any company related to Wilsons The Leather Experts, Inc. in the present or past (including without limitation its predecessors, parents, subsidiaries, affiliates, and joint venture partners), and any successors of Wilsons The Leather Experts, Inc.

C.	Company means Wilsons; the present and past officers, directors, committees, and employees of Wilsons; any company providing insurance to Wilsons in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by Wilsons (other than multiemployer plans); the attorneys for Wilsons; and anyone who acted on behalf of Wilsons or on instructions from Wilsons.

D.	Agreement means the Agreement between Wilsons and me that I executed on July , 2004, including all of the documents attached to the Agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, whether or not I now know about those rights, including without limitation:

1.	all claims arising out of or relating to my employment with Wilsons or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Minnesota Human Rights Act, the Fair Credit Reporting Act, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any,

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as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.	all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Release, any claims for breach of the Agreement (including specifically, without limitation, breach of any obligation in paragraph 2 of the Agreement and the Continuing Provisions of the Amended Employment Agreement (as such terms are defined in the Agreement)), or any claims arising in connection with my service as a director of Wilsons.

Agreement to Release My Claims. I will receive consideration from Wilsons as set forth in the Agreement other than the consideration in paragraph 2 of the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from Wilsons if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

Additional Agreements and Understandings. Even though Wilsons will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Confidentiality. I understand that the terms of this Release are confidential and that I may not disclose those terms to any person except under the circumstances described in the Agreement.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

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Period to Consider the Release. I understand that I have 21 days from the Separation Time (as defined in the Agreement), not counting the day of the Separation Time, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. However, I understand that, pursuant to the Agreement, I may not sign this Release before my last day of employment with the Company.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

Procedure for Accepting or Rescinding the Release.To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Wilsons by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Wilsons by hand or by mail within the 15-day rescission period. All deliveries must be made to Wilsons at the following address:

Chief Executive Officer
Wilsons The Leather Experts, Inc.
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be postmarked within the period stated above and properly addressed to Wilsons at the address stated above.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Wilsons. No child support orders, garnishment orders, or other orders requiring that money owed to me by Wilsons be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement and the Release signed by Wilsons. I am voluntarily releasing My Claims against the Company. I intend this Release to be legally binding.

Dated:

David L. Rogers

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EXHIBIT B

RELEASE BY WILSONS THE LEATHER EXPERTS, INC.

Definitions. All words used in this Release have their plain meanings in ordinary English. Specific terms used in this Release have the following meanings:

A.	Wilsons means Wilsons The Leather Experts, Inc., any company related to Wilsons The Leather Experts, Inc. in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, and joint venture partners), and any successors of Wilsons The Leather Experts, Inc.

B.	Rogers means David L. Rogers and anyone who has or obtains any legal rights or claims through David L. Rogers.

C.	Agreement means the Agreement between Wilsons and Rogers that Wilsons executed on July , 2004, including all of the documents attached to the Agreement.

D.	Wilsons’ Claims mean all of Wilsons’ rights that Wilsons has to any relief of any kind from Rogers, whether or not Wilsons now knows about those rights, including without limitation:

1.	all claims arising out of or that relate to Rogers’ employment with Wilsons or the termination of that employment;

2.	all claims arising out of or that relate to the statements, actions, or omissions of Rogers;

3.	all claims for breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; defamation; misrepresentation; negligence; interference with contractual or business relationship; violation of any other principle of common law; or breach of any other contract or agreement of any kind between Rogers and Wilsons;

4.	all claims Wilsons could have made in response to any claims that Rogers could have asserted against Wilsons; and

5.	all claims for damages of any kind, attorneys’ fees, costs, disbursements, and interest.

However, Wilsons Claims do not include any claims that the law does not allow to be waived, any claims that may arise after the date on which

CONFIDENTIAL

Wilsons signs this Release, any claims for breach of the Agreement (including specifically, without limitation, breach of any obligation in paragraph 2 of the Agreement and the Continuing Provisions of the Amended Employment Agreement (as such terms are defined in the Agreement)), any claims arising in connection with Rogers’ service as a director of Wilsons, or any claims arising from intentional actionable conduct by Rogers (provided that Wilsons first gives Rogers written notice of and at least ten (10) calendar days to respond to any allegation that Rogers engaged in such intentional actionable conduct).

Agreement to Release Wilsons’ Claims. Wilsons will receive consideration from Rogers as set forth in the Agreement other than the consideration in paragraph 2 of the Agreement if Rogers does not rescind the Release signed by him. Wilsons understands and acknowledges that that consideration is in addition to anything of value that it would be entitled to receive from Rogers if it did not sign this Release. In exchange for that consideration Wilsons gives up all of Wilsons’ Claims. Wilsons will not bring any lawsuits or make any other demands against Rogers for compensation of damages relating to Wilsons’ Claims. The consideration that Wilsons is receiving is a fair compromise for the release of Wilsons’ Claims.

Additional Agreements and Understandings. Even though Rogers will provide consideration for Wilsons to settle and release Wilsons’ Claims, Rogers does not admit that he is responsible or legally obligated to Wilsons. In fact, Rogers denies that he is responsible or legally obligated to Wilsons for Wilsons’ Claims or that he engaged in any unlawful or improper conduct toward Wilsons.

Confidentiality. Wilsons understands that the terms of this Release are confidential and that Wilsons may not disclose those terms to any person except under the circumstances described in the Agreement.

Rogers’ Right to Rescind the Release Executed by Him. This Release will not become effective or enforceable unless and until Rogers signs the Rogers Release as provided under the Agreement and until the rescission period set forth in the Rogers Release has expired and Rogers has not rescinded the Rogers Release signed by him.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve Wilsons’ intention to resolve all of Wilson’s Claims against Rogers. If this Release is held by a court to be inadequate to release a particular claim encompassed within Wilsons’ Claims, this Release will remain in full force and effect with respect to all the rest of Wilsons’ Claims.

Wilsons’ Representations. Wilsons through its undersigned officer has read this Release carefully and understands all of its terms. Wilsons has had the opportunity to consult with its own attorney prior to signing this Release. In signing this Release, Wilsons has not relied on any statements or explanations made by Rogers except as specifically set forth in the Agreement and the Release signed by Rogers. Wilsons is voluntarily releasing Wilsons’ Claims against Rogers.

CONFIDENTIAL

The undersigned officer of Wilsons has the authority to legally bind Wilsons by the agreements that Wilsons is making in this Release and represents that there is nothing to prevent Wilsons from being legally bound by the agreements that Wilsons is making in this Release. Wilsons intends this Release to be legally binding.

Dated:	WILSONS THE LEATHER EXPERTS, INC.

By:

Its:

CONFIDENTIAL

EXHIBIT C

August    , 2004

Chief Executive Officer
Wilsons The Leather Experts, Inc.
7401 Boone Avenue North
Brooklyn Park, MN 55428

Dear Sir:

     This is to confirm that I have not rescinded and will not take action to rescind the Release I signed on [DATE] and is attached as Exhibit A to the [DATE] Agreement between me and Wilsons The Leather Experts, Inc.

Very truly yours,

David L. Rogers

C-1

CONFIDENTIAL

EXHIBIT D

FIRST AMENDMENT TO STOCK OPTION AGREEMENTS

                  THIS FIRST AMENDMENT TO STOCK OPTION AGREEMENTS (this “Amendment”) is entered into as of this    day of    , 2004, by and between David L. Rogers (the “Optionee”), and Wilsons The Leather Experts Inc., a Minnesota corporation (the “Company”).

                  WHEREAS, the Company and the Optionee entered into the Non-Statutory Stock Option Agreements specified below, effective as of the dates specified below (each an “Option Agreement”), under the Wilsons The Leather Experts Inc. 2000 Long Term Incentive Plan, as amended (the “2000 Plan”):

Date of Agreement	Shares Exercisable	Price
August 24, 2000	21,000	$20.6875
March 29, 2001	27,000	$18.9375
September 20, 2001	150,000	$11.20
June 25, 2002	99,000	$13.71
March 19, 2003	66,000	$4.00

                  WHEREAS, pursuant to Section 6(f) of the 2000 Plan, the Compensation Committee of the Company may extend the period of time that the Options granted pursuant to the Option Agreements may be extended following the Optionee’s termination of employment.

                  WHEREAS, the Optionee and the Company have entered into an Agreement dated July    , 2004 (the “July Agreement”), approved by the Compensation Committee of the Company, which provides, among other things, that the Optionee and the Company shall amend the Option Agreements to extend the period of time that the Options granted pursuant to the Option Agreements may be exercised following the Optionee’s termination of employment.

                  NOW, THEREFORE, in consideration of the parties’ undertakings and covenants contained in the July Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereby agree as follows:

                  1.     Unless otherwise defined herein, each capitalized term used herein shall have the meaning provided therefor in the applicable Option Agreement.

                  2.     Section 7(a) of each Option Agreement is hereby amended and restated in its entirety as follows: “(a) Subject to Section 7(b), this Option may be exercised by the Optionee or, in the event of the Optionee’s death or Disability, by his legal representative until August 2, 2006.”

                  3.     Section 7(b) of each Option Agreement is hereby deleted and Section 7(c) of each Option Agreement is hereby renumbered Section 7(b).

                  4.     Except as amended by the foregoing, each Option Agreement and each provision thereof shall remain in full force and effect.

CONFIDENTIAL

                  IN WITNESS WHEREOF, the parties have executed this Amendment, effective on the date first above written.

WILSONS THE LEATHER EXPERTS INC.

By:

Its:	Optionee

CONFIDENTIAL

FIRST AMENDMENT TO STOCK OPTION AGREEMENT

                  THIS FIRST AMENDMENT TO STOCK OPTION AGREEMENT (this “Amendment”) is entered into as of this         day of         , 2004, by and between David L. Rogers (the “Optionee”), and Wilsons The Leather Experts Inc., a Minnesota corporation (the “Company”).

                  WHEREAS, the Company and the Optionee entered into the Non-Statutory Stock Option Agreement specified below, effective as of the date specified below (the “Option Agreement”), under the Wilsons The Leather Experts Inc. 1996 Stock Option Plan, as amended (the “1996 Plan”):

Date of Agreement	Shares Exercisable	Price
January 28, 1998	148,500	$5.8333

                  WHEREAS, pursuant to Section 5(d)(ii) of the 1996 Plan, the Compensation Committee of the Company may extend the period of time that the Options granted pursuant to the Option Agreement may be extended following the Optionee’s termination of employment.

                  WHEREAS, the Optionee and the Company have entered into an Agreement dated July    , 2004 (the “July Agreement”), approved by the Compensation Committee of the Company, which provides, among other things, that the Optionee and the Company shall amend the Option Agreement to extend the period of time that the Options granted pursuant to the Option Agreement may be exercised following the Optionee’s termination of employment.

                  NOW, THEREFORE, in consideration of the parties’ undertakings and covenants contained in the July Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereby agree as follows:

                  1.     Unless otherwise defined herein, each capitalized term used herein shall have the meaning provided therefor in the Option Agreement.

                  2.     Section 7(a) of the Option Agreement is hereby amended and restated in its entirety as follows:

                          "(a)     Subject to Section 7(b), this Option may be exercised by the Optionee or, in the event of the Optionee’s death or Disability, by his legal representative until August 2, 2006.”

                  3.     Section 7(b) of the Option Agreement is hereby deleted and Section 7(c) of the Option Agreement is hereby renumbered Section 7(b).

                  4.     Except as amended by the foregoing, the Option Agreement and each provision thereof shall remain in full force and effect.

CONFIDENTIAL

                  IN WITNESS WHEREOF, the parties have executed this Amendment, effective on the date first above written.

WILSONS THE LEATHER EXPERTS INC.

By:

Its:	Optionee

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